EXHIBIT 99.1

Editorial Contact:	Investor Relations Contact:
Thomas Stites	Timea Parris
Mindspeed Technologies, Inc.	Mindspeed Technologies, Inc.
(949) 579-3650	(949) 579-6283

MINDSPEED REPORTS FISCAL 2003 THIRD QUARTER RESULTS

Revenues Up 10% Sequentially With Continuing Reduction in Operating Loss

     NEWPORT BEACH, Calif., July 23, 2003 – Mindspeed Technologies™, Inc. (AMEX: MND), a leading supplier of semiconductor solutions for network infrastructure applications, today announced revenues of $20.2 million for the third quarter of fiscal 2003, which ended June 27, 2003. Revenues increased 10 percent from second quarter fiscal 2003 revenues of $18.3 million, in line with the company’s upwardly revised outlook provided in mid-June.

     “We are very pleased with the market’s reception to our spin-off from Conexant Systems, as well as the positive response from our customers worldwide,” said Raouf Halim, Mindspeed’s chief executive officer. “The Mindspeed team is very excited about the opportunity to achieve success as an independent, focused company and to build significant long-term value for our shareholders.”

     During the third quarter, the company’s revenues from the Asia-Pacific region grew 37 percent sequentially, representing 38 percent of total third quarter revenues. Revenues from the Americas and Europe contributed 51 percent and 11 percent of total revenues, respectively.

     From an end market perspective, the enterprise market contributed an estimated one third of Mindspeed revenues in the third quarter, with access and metro carrier markets generating approximately two-thirds of revenues.

     Mindspeed’s pro forma operating loss for the third quarter of fiscal 2003 was $25.0 million, an improvement of 6 percent over the pro forma operating loss of $26.7 million in the prior quarter. Presented on a GAAP basis, Mindspeed’s operating loss for the third quarter was $43.3 million, as compared to $54.6 million last quarter. Mindspeed’s pro forma net loss for the third quarter was $24.5 million, or $0.27 per share, based on approximately 89 million shares outstanding, an improvement of 9 percent over the pro forma net loss of $26.9 million, or $0.30 per share, in the prior quarter. Presented on a GAAP basis, the net loss for the third quarter was $42.9 million, or $0.48 per share, compared to $54.9 million, or $0.62 per share last quarter.

     The pro forma results, which are a supplement to financials based on generally accepted accounting principles (GAAP), exclude largely non-cash items such as amortization of intangible assets and special items. Mindspeed uses pro forma information to evaluate its operating performance and believes this presentation provides investors with additional insight into underlying operating results. A reconciliation between the pro forma and GAAP results is included in the accompanying financial data.

Fourth Quarter Fiscal 2003 Outlook

     “We are continuing to see demand growth in our served markets, largely driven by fiber-to-the-home deployments and early voice-over-packet network infrastructure opportunities in the Asia-Pacific region, as well as shipments of broadband infrastructure equipment worldwide,” said Halim. “Customer order rates are continuing to improve and, as a result, we expect fourth quarter revenues to be up 10 to 15 percent sequentially.”

     Mindspeed expects to maintain overall gross margin at roughly 68 percent, and to lower total quarterly operating expenses by at least $3 million dollars. The company therefore expects to improve its pro forma operating loss by 17 to 20 percent.

     “We believe that Mindspeed is better positioned today from a product focus, market position, and execution perspective than we have ever been in our history,” said Halim. “We are focused on key metro and access markets, which we expect to grow faster than the overall infrastructure equipment market, and we have an established presence in adjacent enterprise and storage segments. We have a broad product portfolio with significant share capture in multiple, high-value new product design cycles at tier-one equipment manufacturers worldwide.”

About Mindspeed Technologies

     Headquartered in Newport Beach, Calif., Mindspeed Technologies™, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.

     The company’s three key product families include multiservice access solutions designed to support voice and data services across wireline and wireless networks, T/E carrier physical-layer and link-layer products, and ATM/MPLS network processors. These focused product lines are complemented by a family of high-performance analog transmission and switching solutions.

     Mindspeed’s products are used in a wide variety of network infrastructure equipment including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

     To learn more, visit us at www.mindspeed.com.

Safe Harbor Statement

     This press release contains statements relating to future results of Mindspeed (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; availability of capital needed for the company’s business; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability of manufacturing capacity; pricing pressures and other competitive factors; fluctuations in manufacturing yields; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the successful implementation of the company’s expense reduction and restructuring initiatives; the ability to attract and retain qualified personnel; and the uncertainties of litigation, as well as other risks and uncertainties, including those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

MINDSPEED TECHNOLOGIES, INC.
Pro Forma Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended				Nine months ended June 30,

	June 30, 2003	March 31, 2003	Dec. 31, 2002	June 30, 2002	2003	2002

Net revenues	$20,153	$18,311	$20,255	$21,958	$58,719	$55,154
Cost of goods sold (a)	6,454	5,659	6,137	7,075	18,250	21,731

Gross margin	13,699	12,652	14,118	14,883	40,469	33,423
Operating expenses:
Research and development	26,251	26,457	31,073	42,074	83,781	128,667
Selling, general and administrative	12,418	12,853	12,085	16,797	37,356	54,820

Total operating expenses	38,669	39,310	43,158	58,871	121,137	183,487

Pro forma operating loss	(24,970)	(26,658)	(29,040)	(43,988)	(80,668)	(150,064)
Other income (expense), net	658	(122)	(35)	515	501	(525)

Pro forma loss before income taxes	(24,312)	(26,780)	(29,075)	(43,473)	(80,167)	(150,589)
Provision for income taxes	202	140	120	253	462	543

Pro forma net loss	$(24,514)	$(26,920)	$(29,195)	$(43,726)	$(80,629)	$(151,132)

Pro forma net loss per share, basic and diluted	$(0.27)	$(0.30)	$(0.33)	$(0.50)	$(0.91)	$(1.76)

Number of shares used in per share computation	89,496	88,848	88,571	86,805	88,972	85,657

Pro forma operating loss, pro forma loss before income taxes, pro forma net loss, and pro forma net loss per share exclude the amortization of intangible assets, special charges, stock compensation and certain non-operating gains and losses. Pro forma net loss and pro forma net loss per share also exclude the cumulative effect of a change in accounting for goodwill. The company believes these measures of earnings provide a better understanding of its underlying operating results and the company uses these measures internally to evaluate its underlying operating performance. These measures of earnings are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from pro forma measures used by other companies. A reconciliation of pro forma net loss presented above with the company’s loss before cumulative effect of accounting change as determined under GAAP is presented in the following table.

(a)	Cost of goods sold includes the favorable effect of sales of certain inventories written down to a zero cost basis during fiscal 2001. The favorable effect of such sales, by quarter, was approximately $0.5 million (June 2003), $1.1 million (March 2003), $1.5 million (December 2002) and $1.3 million (June 2002). For the nine months ended June 30, 2003 and 2002, the favorable effect of such sales was $3.1 million and $2.9 million, respectively.

MINDSPEED TECHNOLOGIES, INC.
Reconciliation of Pro Forma Net Loss to Reported Results
(unaudited, in thousands, except per share amounts)

	Three months ended				Nine months ended June 30,

	June 30, 2003	March 31, 2003	Dec. 31, 2002	June 30, 2002	2003	2002

Pro forma net loss	$(24,514)	$(26,920)	$(29,195)	$(43,726)	$(80,629)	$(151,132)
Amortization of intangible assets and special items:
Amortization of intangible assets	12,349	12,322	14,200	80,130	38,871	240,623
Special charges (b)	6,019	16,558	3,831	118,745	26,408	125,599
Stock compensation	—	(945)	122	(198)	(823)	1,482

Loss before cumulative effect of accounting change	$(42,882)	$(54,855)	$(47,348)	$(242,403)	$(145,085)	$(518,836)

Loss per share, basic and diluted:
Pro forma net loss	$(0.27)	$(0.30)	$(0.33)	$(0.50)	$(0.91)	$(1.76)
Amortization of intangible assets and special items	(0.21)	(0.32)	(0.20)	(2.29)	(0.72)	(4.30)

Loss before cumulative effect of accounting change	$(0.48)	$(0.62)	$(0.53)	$(2.79)	$(1.63)	$(6.06)

(b)	Special charges consist of asset impairments, restructuring charges, gains and losses on the disposal of certain assets and certain costs associated with the sale of the company’s NetPlane Systems business.

MINDSPEED TECHNOLOGIES, INC.
Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended				Nine months ended June 30,

	June 30, 2003	March 31, 2003	Dec. 31, 2002	June 30, 2002	2003	2002

Net revenues	$20,153	$18,311	$20,255	$21,958	$58,719	$55,154
Cost of goods sold (c)	6,454	5,659	6,137	7,075	18,250	21,731

Gross margin	13,699	12,652	14,118	14,883	40,469	33,423
Operating expenses:
Research and development	26,251	26,190	31,152	42,034	83,593	129,769
Selling, general and administrative	12,418	13,326	12,128	16,639	37,872	55,200
Amortization of intangible assets	12,349	12,322	14,200	80,130	38,871	240,623
Special charges (d)	6,019	15,407	3,831	118,745	25,257	125,599

Total operating expenses	57,037	67,245	61,311	257,548	185,593	551,191

Operating loss	(43,338)	(54,593)	(47,193)	(242,665)	(145,124)	(517,768)
Other income (expense), net	658	(122)	(35)	515	501	(525)

Loss before income taxes	(42,680)	(54,715)	(47,228)	(242,150)	(144,623)	(518,293)
Provision for income taxes	202	140	120	253	462	543

Loss before cumulative effect of accounting change	(42,882)	(54,855)	(47,348)	(242,403)	(145,085)	(518,836)
Cumulative effect of change in accounting for goodwill (e)	—	—	(573,184)	—	(573,184)	—

Net loss	$(42,882)	$(54,855)	$(620,532)	$(242,403)	$(718,269)	$(518,836)

Loss per share, basic and diluted:
Loss before cumulative effect of accounting change	$(0.48)	$(0.62)	$(0.53)	$(2.79)	$(1.63)	$(6.06)
Cumulative effect of change in accounting for goodwill	—	—	(6.48)	—	(6.44)	—

Net loss	$(0.48)	$(0.62)	$(7.01)	$(2.79)	$(8.07)	$(6.06)

Number of shares used in per share computation	89,496	88,848	88,571	86,805	88,972	85,657

(c)	Cost of goods sold includes the favorable effect of sales of certain inventories written down to a zero cost basis during fiscal 2001. The favorable effect of such sales, by quarter, was approximately $0.5 million (June 2003), $1.1 million (March 2003), $1.5 million (December 2002) and $1.3 million (June 2002). For the nine months ended June 30, 2003 and 2002, the favorable effect of such sales was $3.1 million and $2.9 million, respectively.

(d)	Special charges consist of asset impairments, restructuring charges and gains and losses on the disposal of certain assets.

(e)	The company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) as of the beginning of fiscal 2003. During fiscal 2003, the Company completed the required transition impairment test of its goodwill and determined that the carrying value of goodwill exceeded its estimated fair value by $573.2 million. The Company recorded a $573.2 million charge—reflected in the accompanying statement of operations as the cumulative effect of a change in accounting principle—to write down the value of goodwill to estimated fair value.

MINDSPEED TECHNOLOGIES, INC.
Consolidated Condensed Balance Sheets
(unaudited, in thousands)

	June 30,	September 30,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$101,469	$7,269
Receivables, net	12,074	12,568
Inventories	5,025	4,842
Other current assets	4,106	5,313

Total current assets	122,674	29,992
Property, plant and equipment, net	30,988	42,854
Goodwill	—	568,900
Intangible assets, net	82,393	143,632
Other assets	1,975	1,733

Total assets	$238,030	$787,111

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,829	$18,689
Deferred revenue	4,395	9,093
Accrued compensation and benefits	7,806	14,784
Restructuring	14,127	18,975
Other current liabilities	4,068	3,881

Total current liabilities	43,225	65,422
Other liabilities	1,366	1,366

Total liabilities	44,591	66,788
Shareholders’ equity	193,439	720,323

Total liabilities and shareholders’ equity	$238,030	$787,111

MINDSPEED TECHNOLOGIES, INC.
Selected Corporate Data
(unaudited, in thousands)

	Three months ended

	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2003	2003	2002	2002	2002

Gross margin %	68%	69%	70%	69%	68%
Depreciation (f)	$3,455	$3,856	$4,140	$4,861	$5,461
Capital expenditures	1,049	774	1,598	983	3,687
Revenues by region:
Americas	$10,305	$9,168	$12,306	$15,839	$12,215
Europe	2,234	3,592	2,875	3,532	3,943
Asia-Pacific	7,614	5,551	5,074	5,511	5,800

	$20,153	$18,311	$20,255	$24,882	$21,958

	Nine months ended
	June 30,

	2003	2002

Gross margin %	69%	61%
Depreciation (f)	$11,451	$17,042
Capital expenditures	3,421	7,188
Revenues by region:
Americas	$31,779	$30,793
Europe	8,701	11,065
Asia-Pacific	18,239	13,296

	$58,719	$55,154

(f)	Does not include amortization of goodwill and intangible assets.